Exhibit 99.1

News Release
For Immediate Release

TearLab Corporation Reports Q2-12 Financial Results

San Diego, CA —August 8, 2012— TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or the “Company”) today reported its consolidated financial results for the second quarter ended June 30, 2012.  All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles.

For the three months ended June 30, 2012, TearLab’s net revenues were $716,000, an increase of 53% from $468,000 for the same period in 2011 and up 70% sequentially from $422,000 in the previous quarter.  The post-CLIA Waiver roll out of the Company's "3/15" and "3/24" marketing programs continued to gain momentum in the second quarter.  A total of 128 orders for TearLab systems were booked in the period, up from 62 in the previous quarter.  Of those 128 readers for the second quarter, 110 were sold through the 3/15-3/24 programs, seven were direct purchases and 11 were purchased outside of the U.S.

The Company’s net loss for the three months ended June 30, 2012 was approximately $2.0 million, or $0.08 per share ($0.10 on a diluted basis).   This included approximately $0.5 million in non-cash income related to the revaluation of warrants arising from the June 2011 private placement financing.  The loss for the three months ended June 30, 2011 was $4.8 million, or $0.31 per share and included approximately $3.0 million in non-cash charges related to the June 2011 private placement financing and debt conversion.

TearLab ended the second quarter in a strong financial position.  As of June 30, 2012, the Company had $13.4 million in cash, which did not include the approximately $7.4 million net funds raised by the Company in a registered financing in July 2012.

“Our official marketing launch for the TearLab Osmolarity System took place at the ASCRS annual meeting in Chicago in April,” said Elias Vamvakas, TearLab’s Chief Executive Officer.  “We have experienced considerable interest in our technology and, more significantly, a lot of excitement around the role that an objective diagnostic test like ours plays in a disease that can effect such a high percentage of the population. As we record revenues when a doctor is able to use our device as opposed to when we sell it, our strong sales performance is not yet reflected in our revenues as the timing of CLIA waiver certificate issuance is creating a significant back log of units that have been sold but not yet activated. To help put that in perspective, of the 177 orders booked for TearLab systems in the U.S. in the first six months of the year, 135 had not been activated as of June 30 and, as a result, have not yet contributed to our top line.”

Conference Call and Webcast Information

TearLab will hold a conference call to discuss these results today, August 8, at 8:30am Eastern Standard Time at  877-303-1593.  The call will also be broadcast live and archived on TearLab's website at www.tearlab.com under the "webcasts" link in the Investor Relations section. For anyone wishing to listen to a recording of the call via telephone, a replay will be made available as soon as possible after the conclusion of the live call and will remain posted for a period of seven days. To listen to the recording, simply telephone (Toll free) 855-859-2056 or (Toll) 404-537-3406 and enter reservation #14607800 when prompted.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care.  The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System.  Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press release include statements regarding future revenues or activiations, future success of our “3/15” and “3/24” marketing programs, the future commercial adoption of the TearLab® Osmolarity System and the related impact on our sales. These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements. Actual events or results may differ materially.  Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual and quarterly reports on Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

CONTACTS:

Investors:
Stephen Kilmer
(905) 906-6908
skilmer@tearlab.com

Media:
Leonard Zehr
Managing Director
Kilmer Lucas Inc.
(905) 486-1158
len@kilmerlucas.com

TearLab Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(expressed in U.S. dollars except number of shares)
(Unaudited)
($ 000’s except number of shares and loss per share)

	Three months ended
	June 30,
	2012	2011

Revenue	$716	$468
Cost of goods sold	341	276
Gross profit	375	192
Operating expenses
General and administrative	1,275	939
Clinical , regulatory and research & development	369	228
Sales and marketing	960	433
Amortization of intangible assets	304	304
Total operating expenses	2,908	1,904
Loss from operations	(2,533)	(1,712)
Other income (expense)	559	(3,094)
Net loss and comprehensive loss	$(1,974)	$(4,806)
Weighted average shares outstanding - basic	24,919,152	15,282,274
Loss per share – basic	$(0.08)	$(0.31)
Weighted average shares outstanding - diluted	26,041,705	15,282,274
Loss per share – diluted	$(0.10)	$(0.31)

TearLab Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(expressed in U.S. dollars except number of shares)
(Unaudited)
($ 000’s except number of shares and loss per share)

	Six months ended
	June 30,
	2012	2011

Revenue	$1,139	$1,291
Cost of goods sold	673	687
Gross profit	466	604
Operating expenses
General and administrative	2,226	1,848
Clinical , regulatory and research & development	896	475
Sales and marketing	1,772	874
Amortization of intangible assets	607	607
Total operating expenses	5,501	3,804
Loss from operations	(5,035)	(3,200)
Other expense	(6,038)	(3,273)
Net loss and comprehensive loss	$(11,073)	$(6,473)
Weighted average shares outstanding - basic and diluted	22,795,826	15,030,220
Loss per share – basic and diluted	$(0.49)	$(0.43)

TearLab Corp.

CONSOLIDATED BALANCE SHEETS
(expressed in U.S. dollars)
( $ 000’s)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$13,440	$2,807
Accounts receivable, net	467	317
Due from related parties, net	8	4
Inventory, net	1,577	898
Prepaid expenses	217	190
Other current assets	51	35
Total current assets	15,760	4,251

Fixed assets, net	366	199
Patents and trademarks, net	150	164
Intangible assets, net	5,317	5,924
Total assets	$21,593	$10,538
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$788	$218
Accrued liabilities	1,955	1,843
Obligations under warrants	4,979	2,957
Total current liabilities	7,722	5,018

Stockholders’ equity
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized none outstanding	—	—
Common stock, $0.001 par value, 65,000,000 authorized, 25,645,546 and 20,414,993 issued and outstanding at June 30, 2012 and December 31, 2011, respectively	26	20
Additional paid-in capital	412,453	393,035
Accumulated deficit	(398,608)	(387,535)
Total stockholders’ equity	13,871	5,520
Total liabilities and stockholders’ equity	$21,593	$10,538